Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (Form S-3) of Beacon Power Corporation of our report dated March 16, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of Beacon Power Corporation for the year ended December 31, 2010 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Miller Wachman LLP

Boston, Massachusetts

June 6, 2011